Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact: Sean Cassidy
212-981-5233
Ed Tagliaferri
212-981-5182
FX Real Estate and Entertainment Files Registration Statement
for Rights Offering at $10 Per Share
Robert F.X. Sillerman and Huff Fund Agree to Backstop Offering
Through Purchase of Unsubscribed Shares
New York — February 4, 2008 — FX Real Estate and Entertainment Inc. (NASDAQ: FXRE) today filed a registration statement with the Securities and Exchange Commission for its previously announced rights offering, under which the Company will offer its stockholders the right to purchase one share of FXRE stock at a price of $10 per share for every two shares of stock held as of a to-be-determined record date.
As part of the initial transaction that created FXRE in June 2007, holders of approximately 50% of the Company’s outstanding common stock, representing approximately 20 million shares, waived the right to participate in the rights offering. As a result, approximately 9.9 million shares will be offered in the rights offering.
As previously announced, Robert F.X. Sillerman, FXRE’s Chairman and Chief Executive Officer, and The Huff Alternative Fund, L.P., a principal stockholder, have agreed to purchase shares that are not otherwise subscribed for in the rights offering, if any, at the same $10 per share price offered to other stockholders. In addition to these agreements with Mr. Sillerman and Huff, the Company disclosed that it has received strong indications of an intention to exercise rights from certain stockholders, including members of senior management. As a result of the backstop agreements with Huff and Mr. Sillerman, and taking into account the expressed intentions of these other stockholders, the Company expects to sell all of the shares that are being offered in the offering, resulting in gross proceeds to the Company of approximately $98.7 million.
For more information on the “backstop” agreements with Mr. Sillerman and Huff, please see the Company’s Form 8-K dated January 9, 2008, which can be viewed at the Company’s website at ir.fxree.com or the SEC’s website at www.sec.gov.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet been declared effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
This press release is not an offer to sell nor a solicitation of any offer to buy any securities in any state or jurisdiction nor shall there by an sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction.

About FX Real Estate and Entertainment
FX Real Estate and Entertainment owns 17.72 contiguous acres of land located at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada, which it refers to as the Park Central site. FXRE intends to pursue a hotel, casino, entertainment, retail, commercial and residential development project on the Park Central site. FXRE recently entered into license agreements with Elvis Presley Enterprises, Inc., an 85%-owned subsidiary of CKX, Inc. [NASDAQ: CKXE], and Muhammad Ali Enterprises LLC, an 80%- owned subsidiary of CKX, which allows it to use the intellectual property and certain other assets associated with Elvis Presley and Muhammad Ali in the development of its real estate and other entertainment attraction-based projects. FXRE currently anticipates that the development of the Park Central site will involve multiple elements that incorporate the Elvis Presley assets and theming. In addition, the license agreement with Elvis Presley Enterprises grants FXRE the right to develop, and it currently intends to pursue the development of, one or more hotels as part of the master plan of Elvis Presley Enterprises, Inc. to redevelop the Graceland property and surrounding areas in Memphis, Tennessee.
In addition to its interest in the Park Central site, its plans with respect to a Graceland-based hotel, and its intention to pursue additional real estate and entertainment-based developments using the Elvis Presley and Muhammad Ali intellectual property, FXRE, through direct and indirect wholly owned subsidiaries, owns 1,410,363 shares of common stock of Riviera Holdings Corporation [AMEX:RIV], a company that owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada and the Blackhawk Casino in Blackhawk, Colorado.
This press release contains “forward-looking statements.” Words such as “anticipate,” “estimate,” “expect,” “will,” “intend,” “plan,” and “believe” and words and terms of similar substance used in connection with the rights offering or otherwise, identify forward-looking statements. Our forward-looking statements are based on management’s current view about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements.
These factors include, but are not limited to, those risks that are set forth in FXRE’s SEC filings which may be viewed on the SEC’s website at http://www.sec.gov.
We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
###

2